Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACTS:	Ron Klawitter	Michael Newman
	Chief Financial Officer Key Tronic Corporation (509) 927-5295	Investor Relations StreetConnect (206) 729-3625

KEY TRONIC CORPORATION ANNOUNCES FIRST QUARTER RESULTS

Preparing for Growth in Second Half of Fiscal 2004

Spokane, WA—October 28, 2003—Key Tronic Corporation (Nasdaq: KTCC), a provider of electronic manufacturing services (EMS), today announced its results for the quarter ended September 27, 2003.

For the first quarter of fiscal 2004, Key Tronic reported total revenue of $34.7 million, compared to $35.7 million in the previous quarter and $34.0 million for the first quarter of fiscal 2003. Net income for the first quarter of fiscal 2004 was $20,000 or $0.00 per share, compared to $551,000 or $0.06 per share in the previous period and $12.5 million or $1.29 per share for the first quarter of fiscal 2003. Net income for the first quarter of fiscal 2003 included a benefit of $12.2 million or $1.26 per share from a litigation settlement, which related to a charge of $24.7 million or ($2.55) per share for a litigation judgment and associated tax expense in fiscal 2002.

“As we move into fiscal 2004, we are gradually booking new business, continuing to focus on controlling our costs and expanding our manufacturing capacity in preparation for future growth,” said Jack Oehlke, President and Chief Executive Officer. “Despite the worldwide economic challenges for our industry, we established new customer relationships in the first quarter involving specialty printer components and computer accessories.”

“Our ability to offer an exceptional range of capabilities, competitive pricing, global logistics and responsive customer service continues to help us win new business. In the second quarter, we expect revenue in the range of $31 million to $34 million, and near breakeven results. We anticipate growing revenue and earnings in the second half of fiscal 2004, when a number of our new programs move from the design and development stage into full production.”

Key Tronic will host a conference call today to discuss its financial results at 2:00 PM Pacific (5:00 PM Eastern). A broadcast of the conference call will be available at www.keytronic.com under “Investor Relations” or by calling 800-218-0713 or +1 303-262-2050 (Reservation No. 554971). A 48-hour replay will be available by calling 800-405-2236 or +1 303-590-3000 (Reservation No. 554971). A replay will also be available on the Company’s Web site.

About Key Tronic

Key Tronic is a leading contract manufacturer offering value-added design and manufacturing services from its facilities in the United States, Mexico, Ireland and China. The Company provides its customers full engineering services, materials management, worldwide manufacturing facilities, assembly services, in-house testing, and worldwide distribution. Its customers include some of the world’s leading original equipment manufacturers. For more information about Key Tronic visit: www.keytronic.com.

Some of the statements in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all passages containing verbs such as ‘aims, anticipates, believes, estimates, expects, hopes, intends, plans, predicts, projects or targets’ or nouns corresponding to such verbs. Forward-looking statements also include other passages that are primarily relevant to expected future events or that can only be fully evaluated by events that will occur in the future. Forward-looking statements in this release include, without limitation, the Company’s statements regarding its expectations with respect to quarterly revenue and earnings during fiscal 2004. There are many factors, risks and uncertainties that could cause actual results to differ materially from those predicted or projected in forward-looking statements, including but not limited to the accuracy of customers’ forecasts; success of customers’ programs; timing of new programs; success of new-product introductions; technology advances; changes in pricing policies by the Company, its competitors or customers; and the other risks and uncertainties detailed from time to time in the Company’s SEC filings.

KEY TRONIC CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	First Quarters Ended
	September 27 2003	September 28 2002
Net sales	$34,652	$34,034
Cost of sales	31,236	30,528

Gross profit on sales	3,416	3,506
Operating expenses:
Research, development and engineering	700	710
Selling	508	467
General and administrative	1,764	1,794

Total operating expenses	2,972	2,971
Operating income	444	535
Interest expense	258	238
Litigation settlement	—	(12,186)
Other income	(7)	(235)

Income before income taxes	193	12,718
Income tax provision	173	239

Net income	$20	$12,479

Earnings per share:
Earnings per common share—basic and diluted	$0.00	$1.29
Weighted average shares O/S—basic	9,673	9,673
Weighted average shares O/S—diluted	9,775	9,673

KEY TRONIC CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	September 27 2003	June 29 2003
ASSETS
Current Assets:
Cash and cash equivalents	$621	$956
Trade receivables—net	20,448	17,078
Inventories	22,275	24,151
Other	2,444	2,050

Total current assets	45,788	44,235
Property, plant and equipment at cost	86,615	86,469
Less accumulated depreciation	75,007	74,487

Total property, plant and equipment	11,608	11,982
Other Assets:
Restricted cash	759	1,142
Other—net	957	1,001
Goodwill—net	765	765

Total other assets	2,481	2,908

Total Assets	$59,877	$59,125

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Current portion of long term obligations	$600	$730
Accounts payable	15,898	13,145
Accrued compensation and vacation	4,277	4,213
Litigation settlement	823	1,124
Other	2,225	3,240

Total current liabilities	23,823	22,452
Long-Term Liabilities:
Revolving loan	9,497	9,864
Litigation settlement	2,370	2,593
Other	1,047	1,096

Total long-term liabilities	12,914	13,553
Shareholders’ Equity:
Common stock, no par value, authorized 25,000 shares; issued and outstanding 9,673 and 9,673 shares	38,393	38,393
Retained deficit	(15,253)	(15,273)

Total shareholders’ equity	23,140	23,120

Total Liabilities and Shareholders’ Equity	$59,877	$59,125